EXHIBIT 3.3


















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                                   CERTIFICATE
                                       of
                            ARTICLES OF INCORPORATION


                          Commonwealth of Pennsylvania

                               Department of State

                          CERTIFICATE OF INCORPORATION

                   Office of the Secretary of the Commonwealth

               To All to Whom These Presents Shall Come, Greeting:

WHEREAS, Under the provisions of the Laws of the Commonwealth, the Secretary of the Commonwealth is authorized and required to issued a "Certificate of Incorporation" evidencing the incorporation of an entity.

WHEREAS, The stipulations and conditions of the Law have been fully complied with by:

                            NORTHWOOD SERVICES, INC.

THEREFORE, KNOW YE, that subject to the Constitution of this Commonwealth, and under the authority of the Laws thereof, I do by these presents, which I have caused to be sealed with the Great Seal of the Commonwealth, declare and certify the creation, erection and incorporation of the above in deed and in law by the name chosen hereinbefore specified.

     Such corporation shall have and enjoy and shall be subject to all the powers, duties, requirements, and restrictions, specified and enjoined in and by the applicable laws of this Commonwealth.

     GIVEN under my Hand and the Great Seal of the Commonwealth, at the City of Harrisburg, this 24th day of September in the year of our Lord one thousand nine hundred and eighty-two and of the Commonwealth the two hundred seventh


                                           /s/__________________________________
                                              Secretary of the Commonwealth







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